Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-114911 on Form S-8 of NextEra Energy, Inc. of our report dated June 24, 2020 appearing in this Annual Report on Form 11-K of NextEra Energy, Inc. Employee Retirement Savings Plan for the year ended December 31, 2019.

Crowe LLP

Oak Brook, Illinois

June 24, 2020